Exhibit 99.1

Contact: Kevin Olsen, CFO, kolsen@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Third Quarter

Ended September 30, 2017

•	Q3 Sales increased 5.6% to $224.6 million

•	Q3 EPS increased 3.9% to $0.80 per fully diluted share

•	Year to Date Sales increased 7.1% to $675.5 million

•	Year to Date EPS increased 10.8% to $2.47 per fully diluted share

COLMAR, PENNSYLVANIA (October 27, 2017) – Dorman Products, Inc. (NASDAQ:DORM), a leading supplier in the automotive aftermarket, today announced results for the third quarter.

3rd Quarter Financial Results

Net Sales for the third quarter ended September 30, 2017 increased $11.8 million, or 5.6%, to $224.6 million from $212.8 million for the third quarter ended 2016. Diluted Earnings Per Share for the third quarter increased 3.9% to $0.80 per share from $0.77 per share in the third quarter of 2016.

“We are pleased with our performance this quarter despite a significant inventory reduction initiative at one of our major customers that reduced our growth rate by approximately 3%. The inventory reduction began late in the second quarter and moderated toward the end of the third quarter. Our investment in developing new products continues to pay off, positioning us well for the future. Year to date, our Heavy Duty (HD) Solutions lines are up 36% and our Complex Electronics lines are up 21%. Both of these initiatives continue to present significant future growth opportunities for Dorman. We also launched 954 unique SKU’s in the quarter which represents a 10% increase on a year to date basis. We remain excited about our new Chassis offering which accounted for approximately 1% of our total year to date revenue growth. Our outlook for the full year remains largely unchanged as we estimate annual sales growth to be in the 6% range and EPS growth to be in the high single digit range despite one less week in this year’s fourth quarter” said Matt Barton, President and Chief Executive Officer.

Gross Profit for the third quarter increased 6.0% to $88.1 million (or 39.2% of Net Sales) from $83.1 million (or 39.1% of Net Sales) in the third quarter of 2016. On a year to date basis, Gross Profit has expanded 60Bps from 39.0% in 2016 to 39.6% in 2017. Selling, General and Administrative Expenses (SG&A) for the third quarter increased 9.2% to $45.3 million (or 20.1% of sales) from $41.5 million (or 19.5% of sales) in the third quarter of 2016. Besides variable expenses tied to growth and general wage and benefit inflation, the growth in SG&A is primarily attributable to investment in product development and $0.9 million in additional accounts receivable sale costs compared to a year ago.

Operating Cash Flow was $17.4 million in the third quarter compared to $19.0 million in the same quarter last year. As previously discussed, we made additional investments in inventory to improve customer service levels in the second quarter. We believe inventory has plateaued and we expect it to decline slightly in the fourth quarter.

Under its share repurchase program, Dorman repurchased 342.9 thousand shares of its common stock for $24.0 million at an average share price of $69.98 during the third quarter ended September 30, 2017, bringing year to date purchases to 782.4 thousand shares at an average price of $75.41.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, , imposition of new taxes or duties, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	9/30/17	Pct.	9/24/16	Pct.
Net sales	$224,615	100.0	$212,786	100.0
Cost of goods sold	136,489	60.8	129,641	60.9
Gross profit	88,126	39.2	83,145	39.1
Selling, general and administrative expenses	45,336	20.1	41,512	19.5
Income from operations	42,790	19.1	41,633	19.6
Interest income (expense), net	168	0.0	(61)	(0.1)
Income before income taxes	42,958	19.1	41,572	19.5
Provision for income taxes	15,950	7.1	14,877	7.0
Net income	$27,008	12.0	$26,695	12.5

Diluted earnings per share	$0.80		$0.77

Weighted average diluted shares outstanding	33,909		34,672

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	39 Weeks		39 Weeks
Third Quarter (unaudited)	9/30/17	Pct.	9/24/16	Pct.
Net sales	$675,502	100.0	$630,507	100.0
Cost of goods sold	407,781	60.4	384,604	61.0
Gross profit	267,721	39.6	245,903	39.0
Selling, general and administrative expenses	134,890	19.9	124,350	19.7
Income from operations	132,831	19.7	121,553	19.3
Interest income (expense), net	472	0.0	(180)	(0.0)
Income before income taxes	133,303	19.7	121,373	19.3
Provision for income taxes	48,671	7.2	44,025	7.0
Net income	$84,632	12.5	$77,348	12.3

Diluted earnings per share	$2.47		$2.23

Weighted average diluted shares outstanding	34,202		34,626

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	9/30/17	12/31/16
Assets:
Cash and cash equivalents	$116,789	$149,121
Accounts receivable	231,094	230,526
Inventories	201,805	168,851
Prepaid expenses	4,348	3,116
Total current assets	554,036	551,614
Property, plant & equipment, net	89,897	88,436
Goodwill and other intangible assets, net	32,489	29,788
Deferred income taxes, net	16,427	12,429
Other assets	45,169	29,525
Total assets	$738,018	$711,792

Liabilities & shareholders’ equity:
Accounts payable	$72,661	$72,629
Accrued expenses and other	27,900	31,219
Total current liabilities	100,561	103,848
Other long-term liabilities	9,357	6,302
Shareholders’ equity	628,100	601,642
Total liabilities and equity	$738,018	$711,792

Selected Cash Flow Information:
	13 Weeks (unaudited)		39 Weeks (unaudited)
(in thousands)	9/30/17	9/24/16	9/30/17	9/24/16
Depreciation, amortization and accretion	$5,776	$4,711	$15,968	$13,890
Capital expenditures	$5,504	$4,772	$17,436	$14,890